SECOND AMENDMENT TO LEASE

This **SECOND AMENDMENT TO LEASE** ("Second Amendment") is dated as of the second day of December, 2009, to be effective May 1, 2009, and is by and between **WESTWOOD PROPERTY HOLDINGS LLC**, a New Jersey limited liability company ("Landlord") and **EMTEC FEDERAL, INC.**, a New Jersey corporation and successor to Westwood Computer Corporation ("Tenant").

RECITALS

A. Landlord and Tenant's predecessor, Westwood Computer Corporation, a New Jersey corporation ("Original Tenant"), executed and were parties to a certain lease, dated July 1, 2003 ("Original Lease").

B. The Original Lease was amended by a certain First Amendment to Lease, by and between Landlord and Original Tenant, dated as of April 16, 2004.

C. For purposes of this Second Amendment, the Original Lease, as amended by the First Amendment and the Second Amendment, shall hereinafter be referred to as the "Lease."

D. Any capitalized terms not specifically defined herein shall have the meaning given to such terms in the Lease.

NOW, THEREFORE, the Lease is hereby amended as follows:

1. Landlord acknowledges that Tenant has exercised the first option set forth in Section 10.01 of the Lease for the first Extension Term commencing May 1, 2009 and ending April 30, 2014. Landlord and Tenant agree that the Extended Term Rent for the first Extension Term shall be Two Hundred Seven Thousand Dollars ($207,000) per annum payable Seventeen Thousand Two Hundred Fifty Dollars ($17,250) on the first day of each calendar month. In the event that Tenant properly exercises the option granted to Tenant for the second Extension Term, then the Extended Term Rent for the second Extension Term shall be Two Hundred Thirty-Eight Thousand Fifty Dollars ($238,050) per annum payable Nineteen Thousand Eight Hundred Thirty-Seven Dollars and Fifty Cents ($19,837.50) on the first day of each calendar month. Landlord and Tenant further agree that in the event that Tenant properly exercises the option for the third Extension Term, then the Extended Term Rent for the third Extension Term shall be Two Hundred Seventy-Three Thousand Seven Hundred Fifty-Seven Dollars and Fifty Cents ($273,757.50) per annum payable Twenty-Two Thousand Eight Hundred Thirteen Dollars and Thirteen Cents ($22,813.13) on the first day of each calendar month.

2. Section 1.04 of the Lease is hereby deleted in its entirety and replaced with the following:

"1.04 **Term**. The term of this Lease (the "Term") shall commence on July 1, 2003 (the "Commencement Date") and shall end April 30, 2014, unless sooner terminated herein. For the avoidance of doubt, in the event Tenant exercises any subsequent option to extend the Term of the Lease pursuant to Section 10.1 of the Lease, the Term will be further extended for the entire length of the applicable Extension Term."

3. Section 2.04 of the Lease is hereby deleted in its entirety.

4. Section 3.03(a) of the Lease is hereby deleted in its entirety and replaced with the following:

"3.03(a). **Tenant's Care of Premises**. Tenant agrees that it shall, at its own cost and expense, make all repairs and replacements of whatever kind and nature, foreseen or unforeseen, as may be required to keep the Premises and fixtures thereon in good condition and repair, if reasonably required. Without limiting the generality of the foregoing, Tenant shall be responsible for all exterior repairs, including walls, roof, parking area, driveways and landscaping, and shall further be solely responsible to keep the whole and every part of the interior of the Premises and all property and improvements situated therein in good repair, including without limitation all plumbing, heating and electrical installations and equipment, air-conditioning equipment, ventilation and other building systems, hardware, doors and windows, plate glass, interior painting and decorating. In the event any repairs are covered by insurance, the same are to be paid for by the insurance proceeds, if any, that are paid to Landlord or any of its affiliates for such repairs. Notwithstanding the foregoing, the cost of any expenditure described above that is reasonably required to keep the Premises and fixtures thereon in good condition and repair and which is in the nature of a capital improvement ("Capital Improvement") shall be paid for as follows:

i. The first Three Hundred Thousand Dollars ($300,000) of the aggregate cost of the Capital Improvements during each Extension Period shall be paid for by Tenant;

ii. The next One Hundred Forty-Four Thousand Forty-Two Dollars ($144,042) of Capital Improvements during each Extension Period shall be paid for by Landlord; and

iii. If the aggregate cost of the Capital Improvements during any Extension Period exceeds Four Hundred Forty-Four Thousand Forty-Two Dollars ($444,042), then the excess cost ("Excess Cost") shall be paid for equally between Landlord and Tenant."

As a condition to Landlord's obligation to fund all or any portion of the cost of any Capital Improvements as provided above, Tenant shall have provided to Landlord the following:

a. A copy of any building permits obtained by Tenant for the Capital Improvements;

b. A copy of Seller's construction contract for the Capital Improvements;

c. A copy of the plans, if any, for the Capital Improvements; and

d. Unconditional mechanic's lien releases for the applicable Capital Improvement work.

5. This Second Amendment modifies the Lease only as expressly set forth in Sections 1, 2 and 3 above. As hereby modified, the Lease is in all respects ratified, confirmed and approved. All of the terms, covenants and provisions of the Lease shall continue in full force and effect and in the event of any conflict or ambiguity between the terms, covenants and provisions of this Second Amendment and those of the Lease, the terms, covenants and provisions of this Second Amendment shall control.

6. Tenant represents, warrants and covenants that is has full power, authority and legal right to execute and deliver this Second Amendment and to keep and observe all of the terms herein set forth to be observed and performed by it. Tenant represents, warrants and covenants that this Second Amendment is a valid, legal and binding obligation of Tenant, enforceable in accordance with the terms hereof.

7. Landlord represents, warrants and covenants that it has full power, authority and legal right to execute and deliver this Second Amendment and to keep and observe all of the terms herein set forth to be observed and performed by it. Landlord represents, warrants and covenants that this Second Amendment is a valid, legal and binding obligation of Landlord, enforceable in accordance with the terms hereof.

8. The Lease, as hereby modified, and this Second Amendment shall be binding upon and inure to the benefit of the Landlord and the Tenant and their respective successors and assigns.

9. This Second Amendment may be executed in any number of counterparts and such counterparts, when taken together, shall constitute one and the same instrument.

10. If any term, covenant or condition of this Second Amendment shall be held to be invalid, illegal or unenforceable in any respect, this Second Amendment to Lease shall be construed without such provision.

11. This Second Amendment shall be governed by and construed in accordance with the laws of the State of New Jersey without reference to conflict of law provisions.

IN WITNESS WHEREOF, the Landlord and Tenant have executed this Second Amendment to Lease as of the day and year first above written.

LANDLORD:

WESTWOOD PROPERTY HOLDINGS LLC

By: ______________________________

Its: Managing Dir.

12/1/09

TENANT:

EMTEC FEDERAL, INC.

By: ______________________________

Its: Ass't Treasurer

12/11/09